Exhibit (j)(3)


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 27, 2000, relating to the financial statements and financial highlights of Aggressive Growth LifeStyle Fund, Moderate Growth LifeStyle Fund, and Conservative Growth LifeStyle Fund which appear in the October 31, 2000 Annual Report to Shareholders of North American Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and "Additional Information - Independent Accountants and Legal Counsel" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
November 12, 2001